The Bank of Nova Scotia
International Banking 44 King Street West Toronto, Ontario Canada M5H 1H1
Scotiabank
PriceSmart El Salvador S.A. de C.V.
Urbanization Madre Selva,
Calle Cortez Blanco y Ave. El Pepeto #86,
Antiguo Cuscatlan. La Libertad El Salvador
Ladies and Gentlemen:                            August 27, 2014
Re:    Credit Facility in Favour of PriceSmart El Salvador S.A. de C.V.
(“Borrower”)
Further to your application, The Bank of Nova Scotia (“the Bank”) confirms that, subject to your acceptance of this letter agreement as hereinafter provided, the Bank will establish the credit facility described herein in favour of the Borrower subject to the terms and conditions set out in this agreement (the “Agreement”').
Capitalized terms used in this Agreement have the meanings given to them in Schedule “A”.

1.	THE CREDIT FACILITY

1.1    Non-Revolving Term Loan (the “Term Loan”)

TYPE OF FACILITY:	Non-Revolving Tenn Loan

AMOUNT:	Up to US$4,207,594

CURRENCY:	United States dollars

PURPOSE:	Repayment of existing loan at Scotiabank El Salvador S.A.

AVAILABILITY:	The Borrower may avail the Term Loan by way of direct advances in United States dollars, evidenced by promissory note, provided all terms and conditions are met.

TERM/MATURITY:	5 years from the date of initial advance.
The Term Loan is sometimes referred to in this Agreement as “the Facility”.

2.	DRAWDOWN PROCEDURE

2.1
Within a period of 1 month from the date of this Agreement, the Borrower may obtain advances from time to time under the Facility by submitting to the Bank a drawdown request in form and substance satisfactory to the Bank not less than two (2) Business Days in advance.

2.2	The following conditions precedent must be satisfied prior to any advance being made available to the Borrower:

(a)	no Event of Default shall have occurred;

(b)	there shall not have been any material adverse changes in the financial condition or the environmental condition of the Borrowers, as determined by the Bank;

(c)	satisfaction of all of the conditions precedent set forth in Section 6.1; and

(d)	if requested by the Bank, execution and delivery to the Bank of a promissory note.

2.3
Advances under the Term Loan must be drawn down by no later than 1 month from the date of this Agreement. Amounts not drawn down by this date will no longer be available and the amount of the Term Loan shall be reduced accordingly. Amounts repaid under the Term Loan may not be redrawn.

3.	INTEREST AND FEES

3.1	INTEREST RATE:

(a)	Term Loan: Advances under the Term Loan will bear interest at a rate equal to
*LIBOR plus 3.50 % per annum for interest periods of 30 days

The interest rate will reset automatically every 30 days in accordance with the variation reflected by the applicable LIBOR on the rollover date.

(in this agreement, the “Rate” applicable to an Advance means the interest rate designated above).

3.2	CALCULATION AND PAYMENT OF INTEREST:
Interest shall be calculated daily and payable monthly in arrears on the basis of a 360 day year for the actual number of days elapsed, both before and after the demand of payment or default and/or judgment.

3.3	DEFAULT RATE: Amounts of principal, interest and fees not paid by any Borrower when due hereunder shall bear interest at the Rate plus 5% per annum, calculated daily both before and after the demand of payment or default and/or judgment.

3.4	FEES: The Borrower shall pay the following fees to the Bank:

(a)
Upfront Fee: An upfront fee equal to 0.50% of the amount of the Facility plus Value Added Tax which shall be due, payable and fully earned by the Bank on acceptance by the Borrowers of this Agreement (the “Commitment Fee”).

4.    REPAYMENT

4.1	PAYMENTS:

(a)	Term Loan. Commencing 30 days from the date of the initial advance, the Borrowers shall repay the Facility by 59 equal monthly payments of US$66,666.67 each plus interest, with a final balloon payment at maturity for the outstanding balance of the loan plus interest. The balance of the Facility together with accrued interest and all other amounts outstanding shall be paid on or before date which is 5 years from the date of the initial advance.

4.2	PREPAYMENT:

(a)
The Borrower may, from time to time on any Business Day, if it has given to the Bank not less than three (3) Business Days prior written notice to that effect, make a prepayment, in whole or in part, of the outstanding principal amount of any Loan provided, however, that:

(i)	no such prepayment may be made on any day other than the last day of an Interest Period; and

(ii)	any prepayment shall be applied to outstanding amounts under the Facility in inverse order of maturity;

(b)
La any event, the Borrower shall pay to the Bank all reasonable costs, penalties and expenses whatsoever incurred by the Batik as a result of the Bank breaking any LIBOR or fixed rate funding arrangements made with third parties or which arise generally as a result of such prepayment.

(c)
Any notice of prepayment given by the Borrower pursuant to Section (a) shall be irrevocable, specify the date upon which such prepayment is to be made, specify the amount of such prepayment and oblige the Borrower to make such prepayment on such date.

(d)	The Borrower shall not prepay all or any part of the outstanding principal of the Loan except at the times and in the manner expressly provided for in this Agreement.

(e)
Subject to section 4.2(b), the prepayment, in whole or in part, of the outstanding principal amount of any Loan provided will not cause any type of prepayment penalties, as long as these payments are made on the reset dates of the LIBOR rate applicable to each loan and with prior written notice from the Borrower to the Bank, three working days before each payment is made, otherwise the Borrower shall pay to the Bank a prepayment penalty which shall be calculated by the difference between the LIBOR rate quoted on the last reset date and the LIBOR rate applicable at the prepayment date, plus a spread of 0.125%; this factor will be multiplied by the amount prepaid, and that product divided by 360 and multiplied by the days pending until the next rate reset date. If the result of that operation is negative, the Borrower will not pay any type of penalty. Any prepayment will be subject to section 4.2(b) on costs, penalties and expenses incurred by the Bank.

4.3	CURRENCY:
All payments due from the Borrower under this Agreement shall be made in the Currency in immediately available funds, regardless of any laws, rule, regulation or statute, whether now or hereafter in existence or in effect in any jurisdiction which affects or purports to affect such obligation.

4.4	PAYMENT NET OF TAXES:
All payments by the Borrower shall be made free and clear of and without deduction for any and all present and future taxes and withholdings of any type or nature imposed by any Governmental Authority. If the Borrower is required by law to deduct any taxes or withholding from or in respect of any amount paid or payable with respect to this Agreement, such payment shall be increased as necessary so the Bank receives an amount equal to the sum it would have received had no such deduction been made, and the Borrower shall pay the applicable tax to the relevant taxing authority and provide to the Bank evidence of such payment, in a format acceptable to the Bank. The Borrower will indemnify the Bank for any taxes or withholding paid by the Bank in respect of any amount paid or payable by the Borrower under this Agreement but such indemnity will not extend to any taxes levied or imposed on the Bank by Canadian taxing authorities. The provisions of this condition as they pertain to taxes or withholding shall survive repayment in full by the Borrower.
5.     SECURITY
As general and continuing security for the due payment and performance of the indebtedness, liability and obligations of the Borrower to the Bank under the Loan Documents, the following security shall be provided to the Bank in form and substance satisfactory to the Bank and registered or recorded as required by the Bank prior to any advance under the Facility (collectively the “Security Documents” and each a “Security Document”):

(a)
First legal mortgage to be constituted in favor of The Bank of Nova Scotia on commercial property located in Madreselva, La Libertad, El Salvador consisting of a warehouse building and parking areas. Estimated market value of the property is US$8,432,218.

(b)
First legal mortgage to be constituted in favor of The Bank of Nova Scotia on commercial property located in Metrocentro San Salvador, El Salvador consisting of a warehouse building and parking areas. Estimated market value of the property is US$6,313,318.

(c)
Assignment of proceeds of all-risk insurance policy over the mortgaged properties in favor of The Bank of Nova Scotia for US$5,500,000, to be formalized with Scotia Seguros, S.A. or any other insurance company acceptable to the Bank.

(d)
Promissory note by the Borrower. The Borrower agree to issue each Promissory Note to the Bank with the maturity date of such Promissory Note left blank and the Borrower authorizes the Bank to fill in the date of maturity under each Promissory Note upon an Event of Default hereunder, in order to allow the Bank to initiate legal actions or foreclosures against the Borrower in El Salvador based on the promissory note.

(e)	Unlimited Guarantee by PriceSmart Inc. under the laws of California.

(f)	Unlimited Guarantee by Pricesmart Panama, S.A. under the laws of Panama.

(g)	Unlimited Guarantee by Pricesmart Honduras S.A. de C.V, under the laws of Honduras.

5.2
All the Security Documents will be governed under the laws of El Salvador (except for the Guarantees). Notwithstanding the Law and Jurisdiction provision set forth in this Agreement, the Borrower agree that the Bank is entitled to initiate legal actions or foreclosures against the Borrower in El Salvador based on each of the Security Documents. No lack of jurisdiction of the Salvadorian courts can be alleged in the legal actions initiated pursuant to this section.

5.3
The Borrower shall, at their expense, cause to be registered, filed or recorded the Security Documents in all offices in each relevant jurisdiction where such registration, filing or recording is necessary or of advantage to the creation, perfection and preserving of the security interests created by the Security Document. The Borrower shall renew such registrations, filings and recordings from time to time as and when required to keep them in full force and effect.

6.    CONDITIONS PRECEDENT

6.1	CONDITIONS PRECEDENT: The obligations of the Bank are subject to, and conditional upon, all of the following conditions precedent being satisfied by the Borrower:

(a)	Execution and delivery to the Bank of a copy of this Agreement;

(b)	Receipt by the Bank of the Commitment Fee.

(c)	all Security Documents have been delivered to the Bank and the duly registered, filed, stamped and recorded in all applicable offices or places of registration;

(d)	Evidence that all government approvals, licences, consents or permits required in connection with the Facility or the Loan Documents have been obtained.

(e)	Delivery to the Bank of a copy of the articles of incorporation, memorandum of association, bylaws, shareholders agreements or equivalent constating documents of each of the Borrower,

PriceSmart Inc., PriceSmart Panama, S.A., and PriceSmart Honduras, S.A. de C.V., together with all necessary resolutions and authorizations required in connection with the Loan Documents to which it is a party, and a certificate of incumbency of the officers and/or directors executing the Loan Documents.

(f)	Release Letter or Deed of Release from Scotiabank El Salvador S.A., satisfactory to the Bank.

(g)	Certificate of good standing (or its equivalent) of each of the Borrower, PriceSmart hie., PriceSmart Panama, S.A. and PrieeSmart Honduras S.A. de C.V.

(h)
Legal opinion from El Salvador counsel which shall include: (i) due incorporation and corporate authority of the Borrower entering into this Agreement and Security Documents, (ii) legality, validity and enforceability of the Security Documents, (iii) that the choice of New York law for this Agreement is acceptable under El Salvador law, (iv) enforceability of New York law judgement in El Salvador, and (v) that all necessary government consents and approvals required in relation to this Agreement and Security Documents have been obtained.

(i)	Legal opinion from California counsel relating to the Unlimited Guarantee by PriceSmart Inc. addressed to the Bank which shall include the legality, validity and enforceability of the Guarantee.

(j)
Legal opinion from Panama, counsel relating to the Unlimited Guarantee by PriceSmart Panama, S.A, addressed to the Bank which shall include (i) due incorporation and corporate authority of PriceSmart Panama, S.A. to enter into the Guarantee, and (ii) legality, validity and enforceability of the Guarantee.

(k)
Legal opinion from Honduras counsel relating to the Unlimited Guarantee by PriceSmart Honduras, S.A. de C.V. addressed to the Bank which shall include (i) due incorporation and corporate authority of PriceSmart Honduras, S.A. de C.V. to enter into the Guarantee, and (ii) legality, validity and enforceability of the Guarantee.

6.2
The conditions set forth in Sections 2 and 6.1 are inserted for the sole benefit of the Bank and may be waived by the Bank, in whole or in part (with or without terms or conditions) in respect of any advance, without prejudicing the right of the Bank at any time to assert such conditions in respect of any subsequent advance.

7.    COVENANTS OF THE BORROWER

7.1    REPORTING. The Borrower covenants that it shall deliver the following to the Bank:

(a)
within 120 days after the end of each fiscal year, the audited financial statements of each of the Borrower, PriceSmart Inc., PriceSmart Honduras, S.A. de C.V. and PriceSmart Panama, S.A. for such fiscal year, whenever so requested by the Bank;

(b)
The Borrower shall provide to the Bank satisfactory evidence of payment of all property taxes, when applicable, and insurance premiums payable on or in respect of the Property by not later than January 31st each year.

(c)	Receipt sheet of submission of financial statements at Registry of Commerce in El Salvador no later than 180 days from fiscal year end.

(d)
Unaudited consolidated and unconsolidated semi-annual financial statements of each of the Borrower and PriceSmart Inc., PriceSmart Honduras, S.A. de C.V. and PriceSmart Panama, S.A. to be provided no later than 45 days after such semi-annual period and whenever so requested by the Bank.

(e)
Semi-annual compliance certificate to be submitted within 45 days of each quarter end duly signed by an officer of each Borrower. The semi-annual compliance certificate shall include the calculations of the financial covenants, as well as a statement signed by senior management of each Borrower indicating whether such Borrower is onside/off-side with the conditions of the credit with supporting rationale for any off-side covenants.

7.2    AFFIRMATIVE COVENANTS. The Borrower covenants and agrees with the Bank that it shall:

(a)	Use of Proceeds. Use the proceeds of the Facility strictly for the purposes set out in Section 1 of this Agreement;

(b)	Corporate Existence. Preserve and maintain its corporate existence and good standing and all licences, permits and qualifications necessary to conduct its business. In addition, each Borrower shall maintain its business registration at all times with the Commercial Register of the Republic of El Salvador.

(c)	Books and Records. Keep complete and accurate books and records of its transactions in accordance with generally accepted accounting practices.

(d)	Compliance with Laws. Comply with all laws and regulations applicable to it (including environmental laws and regulations).

(e)
Assets and Properties. Preserve all of its assets and properties and keep the same in good repair, working order and condition, and from time to time make or cause to be made all needed and proper repairs to preserve and maintain their value, normal wear and tear excepted,

(f)	Inspection. Permit the Bank, its agents and representatives to visit or inspect the appraisals of real estate mortgage as collateral to be carried out at least every two years.

(g)
Litigation. Provide to the Bank notice within ten (10) business days of any material litigation, proceeding or dispute, threatened in writing or commenced against any Borrower, and thereafter all information requested by the Bank concerning the status of any litigation, proceeding or dispute.

(h)	Insurance. Maintain insurance with amounts and insurance company acceptable to the Bank.

(i)	Notifications. The Borrower shall immediately notify the Bank of any of the following events:

(i)	Any changes to its board of directors.

(ii)	Any event or circumstance that constitutes a material adverse change in the business or financial condition of any Borrower.

(j)
Financial Covenants of Borrower. Ensure that the following financial ratios and/or conditions to be measured with financial statements of the Borrower and based oil IFRS (International Financial Reporting Standard) on a four rolling quarter basis to be monitored semi-annually with in-house financial statements at each semi-annual period and with audited financial statements at every fiscal year end in December of every year:

1.	Minimum Debt Service Coverage Ratio - DSCR (EBITDAi / Interest expense + CPLTD2) of 2.5x.

2.	Minimum Tangible Net Worth[3] - TNW of US$ 11,000,000.00

3.	Maximum Funded Debt4 / EBITDA ratio of 3,00x.
Definitions:
1/EBITDA: Income before interest, taxes, depreciation, amortization, parent company expenses, and other non cash items used to determine net income. 2/CPLTD: Current portion of long term debt.
3/Tangible Net Worth: Net worth minus accounts receivables from shareholders and related companies minus intangible assets minus investments in related companies.
4/Funded Debt: Total interest generating short term and long term debt, capital leases and other obligations as defined by the Bank.

(k)
Financial Covenant of PriceSmart Inc. Ensure that the following financial conditions of PriceSmart Inc. are met to be measured semi-annually to be monitored semi-annually with inhouse financial statements at each semi-annuars end and with audited financial statements at eveiy fiscal year end in August of every year:

1. Maximum net debt to EBITDA ratio of 1,5x. Where maximum net debt is defined as short and long term interest bearing debt, capital leases and other obligations as defined by the Bank, less short and long term restricted cash.

(l)	Environmental Covenants.

(i)	obey all applicable laws and requirements of any governmental authority relating to the environment and the operation of the business activities of each Borrower;

(ii)	allow the Bank access at all times to the business premises of each Borrower to monitor and inspect all property and business activities of each Borrower;

(iii)
notify the Bank from time to time of any business activities conducted by any Borrower which involves the use or handling of hazardous materials or wastes or which increases the environmental liability of any Borrower in any material manner;

(iv)	Inform the Bank of any proposed change in the use or occupation of the property of any Borrower prior to any change occurring;

(v)
provide the Bank with immediate written notice of any environmental problem and any hazardous materials or substances which have an adverse effect on the property, equipment, or business activities of any Borrower and with any other environmental information requested by the Bank from time to time.

(vi)
conduct all environmental remedial activities which a commercially reasonable person would perform in similar circumstances to meet its environmental responsibilities and if any Borrower fails to do so, the Bank may perform such activities.

(vii)	pay for any environmental investigations, assessments or remedial activities with respect to any property of any Borrower that may be performed for or by the Bank from time to tune.

(viii)
to indemnify the Bank in respect of all expenses incurred by the Bank in order to comply with or to verify any Borrower’s compliance with applicable environmental or other regulation, which expenses will constitute further advances by the Bank to the Borrower under this Agreement.

(m)	Other matters.

(i)	The Borrower agree to provide evidence to the Bank that the funds have been used for the purposes as set out in this Agreement as requested by the Bank.

(ii)
The Borrower agree that in the event that the authorised credit facilities constitute advances in capital payments that the Borrower agree to continuing paying interest on the stipulated payment dates to the extent permitted by applicable law.

(iii)	The Borrower shall maintain at all times an A1 risk rating according to the norms issued by the Superintendence of the Financial System of the Republic of El Salvador.

(iv)	The Borrower shall remain solvent at all times with the Tax Administration of the Republic of El Salvador,

(v)	The Borrower shall keep updated appraisals of real estate pledged as collateral to the Bank.

(vi)	PriceSmart Inc. owns 100% of the shares of each of the Borrower and PriceSmart Honduras.

7.3    NEGATIVE COVENANTS. Each of the Borrower covenants and agrees with the Bank that, without the prior consent in writing of the Bank, it shall not:

(a)	No Change of Ownership. Permit any change in any Borrower’s ownership or control, either directly or indirectly or change in shareholder control of the Borrower.

(b)	No Disposal of Assets. Dispose of any material assets of any Borrower.

(c)	Other Creditors. Permit any privileges, guarantees or preferred rights by any creditor in preference or priority over the Bank,

(d)
Dividends. Pay, make or declare any dividends, except such payments will be allowed where all principal and interest payments are up to date and there are no Events of Default to the satisfaction of the Bank.

(e)	No Change of Business. Change its primary business purpose or enter into new or alternative lines of business.

(f)	No Encumbrances. Create or pennit any lien, security interest, mortgage, charge or other encumbrance over its assets or properties, other than encumbrances in favour of the Bank.

(g)	Corporate documents. Make any change to its corporate documents or by-laws.

8    REPRESENTATIONS AND WARRANTIES OF THE BORROWER

8.1	On acceptance of this Commitment Letter and on the date of each advance hereunder, each
Borrower shall be deemed to represent and warrant to the Bank that:

(a)
Each Borrower is a corporation existing and in good standing under the laws of the jurisdiction of its incorporation and has the full power, authority, capacity and legal right to enter into, exercise its rights under, and to perform and comply with its obligations under this Agreement and the other Loan Documents, and the execution and delivery of this Agreement and the other Loan Documents has been duly authorized by all necessary corporate action.

(b)
The obligations of any Borrower under this Agreement and the other Loan Documents constitute the Borrower's legal, valid and binding obligations, enforceable against the Borrower in accordance with their respective terms.

(c)
None of the execution and delivery of this Agreement and the other Loan Documents, the performance or observance by any Borrower of any of its obligations under this Agreement and the other Loan Documents and the entry into and performance of any transaction contemplated by this Agreement and the other Loan Documents will conflict with, or result in any breach of any of the terms, conditions or provisions of, or constitute a default or require any authorization under any applicable law or regulation by which any Borrower is bound or will violate any order, licence, permit or consent applicable to any Borrower or by which any Borrower or any of its assets is bound, or will require any consent or approval of any other person which has not been obtained.

(d)
There is no lawsuit, arbitration or administrative proceeding now current or pending or, so far as any Borrower is aware, threatened against any Borrower, which is likely to have a material adverse effect on its ability to perform its obligations hereunder.

(e)
It is not in breach of or in default under any law, statute, regulation, mortgage, charge, lien, agreement or other instrument, arrangement, obligation or duty by which it is bound (including environmental laws and anti-money laundering legislation), and it is in compliance with all permits, certificates, approvals, licenses and other authorizations relating to environmental matters, which are necessary for the ongoing operation of its business,

(f)
It is in compliance with all environmental laws of the Republic of El Salvador together with regulations and technical environmental standards necessary for the implementation of their business and production activities having performed for this purposes the Environmental Impact Studies where necessary and it has obtained and is in compliance with all necessary licences, certificates and permits for the operation, expansion, rehabilitation or conversion of their production activities.

(g)
Full disclosure has been made to the Bank prior to the date hereof of all material facts in relation to the business and affairs of the Borrower and the financial statements of the Borrower provided to the Bank have been prepared in accordance with generally accepted accounting principles and fairly represent the business and affairs of the Borrower.

(h)	The Borrower is not in default of any of the terms and conditions of this Agreement.

(i)	PriceSmart Inc. owns 100% of the shares of the Borrower

(j)	Each Borrower is solvent as the laws under the Ministry of Finance of the Republic of El Salvador.

(k)	Each Borrower's business registration is valid or being processed in accordance with Article 101 of the Commercial Register Act of the Republic of El Salvador

9    EVENTS OF DEFAULT; ACCELERATION

9.1
If any one of the following events of default listed below (each an “Event of Default”) occurs, the Bank may immediately and without notice to the Borrower, declare the unpaid principal amount of the Facility outstanding, accrued interest thereon and any other obligation of the Borrower hereunder or under the Loan Documents to be immediately due and payable, and the Bank may exercise all of its rights and remedies under the terms of this Agreement and the Security Documents to enforce repayment of all amounts outstanding and accrued hereunder:

(a)
Any Borrower fails to make when due, whether on demand or at a fixed payment date, by acceleration or otherwise, any payment of interest, principal, fees, commissions or other amounts payable to the Bank;

(b)
There is a breach by any Borrower or any guarantor of any other representation, warranty, covenant, term or condition contained in the Loan Documents or in any of the other documents to which any Borrower or any guarantor and the Bank are parties;

(c)
Any bankruptcy, re-organization, compromise, arrangement, insolvency or liquidation proceedings or other proceedings for the relief of debtors are instituted by or against any Borrower or any guarantor and, if instituted against any Borrower or any guarantor, are allowed against, or consented to by, a Borrower or any guarantor or are not dismissed or stayed within 30 days after such institution;

(d)
A trustee or receiver is appointed over any property of any Borrower or any guarantor or any judgment or order or any process of any court becomes enforceable against any Borrower or any guarantor or any property of the Borrower or any guarantor or any creditor takes possession of any property of any Borrower or any guarantor;

(e)
Any default occurs under any other credit, loan or security agreement to which any Borrower is a party or any guarantor is a party, or any other indebtedness of any Borrower or any guarantor is not paid when due or becomes due or capable of being declared due before it’s stated date of payment; or

(f)	A material adverse change occurs in the business prospects or financial condition of any Borrower,

(g)	Any litigation against any Borrower by any person (other than the Bank) that according to the Bank has a material adverse effect on the financial condition of such Borrower.

(h)	Any litigation against any Borrower by the Bank.

(i)
The maximum net funded debt of PriceSmart Inc. shall have exceeded 1.5 x EBITDA on a consolidated basis, as measured on a semi-annual basis, based on the in-house financial statements of PriceSmart Inc. For greater certainty, consolidated net funded debt means consolidated financial debt minus restricted cash.

(j)	Any Borrower does not maintain Risk Rating Category A1 in the financial system according to the norms issued by Superintendence of the Financial System of the Republic of El Salvador.
10    CHANGES IN LAW OR REGULATIONS; INDEMNITY:

10.1    If due to any Change in Law issued or made after the Effective Date by any

Governmental Authority there shall be: (a) any increase in the cost to the Bank of making or maintaining the loan; (b) any increase in the amount of capital required or maintained, or expected to be maintained, by the Bank and the amount of such capital is increased by or based upon the existence of the loan outstanding hereunder; or (c) any decrease in the effective rate of return on the capital of the Bank of making or maintaining the loan (all of the preceding excluding any such increased costs, increased capital requirements or decreased rate of return (each an “Event”, together the “Events”'), resulting from (A) taxes imposed by any Governmental Authority or (B) changes in the basis of taxation of overall net income or overall gross income affecting the Bank), (the determination of any or all of the preceding Event or Events being at the Bank’s sole and absolute discretion with respect to the loan), then the Bank shall provide the Borrower with a notice, (hereinafter the “Notice”) that shall (1) describe in reasonable detail the Event together with the approximate date of the effectiveness thereof, (2) set forth the cost to the Bank of such Event, and (3) calculate such amount as the Bank determines in its sole and absolute discretion is necessary to be compensated for the cost of such Event. Such Notice (or Notices) may be sent by the Bank in respect of an Event (or Events) from time to time.

10.2
The Borrower shall within fifteen (15) days following receipt of such Notice pay directly to the Bank the amount sufficient to compensate the Bank for the cost of such Event. The Notice, including the certifications made therein, shall, in the absence of manifest error, be conclusive and binding on the Borrower.

10.3
If at any time it shall become unlawful or contrary to any regulation (whether or not having the force of law) to maintain the advances or any part thereof, the Bank shall so certify to the Borrower by way of a notice. Upon receipt of such notice, the Borrower and the Bank shall negotiate in good faith for a period up to, but not exceeding thirty (30) days, at the sole discretion of the Bank, with a view to the Bank making available the advances in a maimer free of such sanctions. If upon the expiration of such a period, the Bank remains unable to continue the advances on agreed revised terms, the Bank may, by written notice, declare its obligations to be terminated on a date specified in the notice whereupon their commitment shall cease and the Borrower shall forthwith (or as specified by the Bank) prepay all advances with accrued interest and all other reasonable amounts payable to the Bank under this commitment letter and the transactions it contemplates, (such reasonable amounts with any cost of termination of funding arrangements, (e.g. “break-funding” costs related to the Bank’s cancellation or prepayment of existing funding arrangements), any legal or business costs incurred by the Bank in order to investigate, assess, attempt to maintain or terminate the credit facilities, as mandated by competent authorities or reasonably determined by the Bank to be necessary and desirable and any other reasonable costs, unforeseen by the Bank as of the date hereof, directly related to the purpose of this section).

10.4
In addition to any liability of the Borrower to the Bank under any other provision of this Agreement, the Borrower hereby covenants to indemnify and hold harmless the Bank and its directors, officers, employees and representatives (the “Indemnified Parties”) from and against any and all actions, proceedings, claims, assessments in respect of required withholding losses, damages, liabilities, expenses and obligations of any kind that may be incurred by, or asserted against, any of them by any third party, including any governmental authority, as a result of, or in connection with, the entering into of this Agreement or the transactions therein contemplated, other than any claim arising solely from the wilful misconduct of an Indemnified Party.

11    DEPOSITS UNAVAILABLE AND CHANGE OF BORROWER’S INSTRUCTIONS

11.1	If the Bank shall have determined that:

(a)	deposits in the Currency in the relevant amount and for the relevant Interest Period are not available to it in its relevant market;

(b)	by reason of circumstances affecting its relevant market, adequate means do not exist for ascertaining the interest rate applicable hereunder to LIBOR based loans; or

(c)	LIBOR will not adequately or fairly reflect the cost to the Bank of making or continuing a LIBOR based loan for an applicable Interest Period, then, upon notice to the Borrower, the obligations of the Bank under this Agreement to make or continue any loans as, or to convert any loans into, LIBOR based Loans shall forthwith be suspended until the Bank shall notify the Borrower that the circumstances causing such suspension or (in the case of clause fell the circumstances giving rise to such notice no longer exist, and (i) any request to convert any borrowing into, or continue any borrowing as, a LIBOR based loan shall be ineffective and (ii) any requested LIBOR based loan borrowing shall be made as a Base Rate loan. The interest rate applicable to such advances shall thereafter be the Base Rate in effect from time to time plus a margin adequate, in the Bank’s reasonable discretion, to compensate the Bank. Such notice to the Borrower shall also set out the initial Base Rate and applicable margin, In addition, the Borrower shall have a right, exercisable within 30 days of receipt of such notice, to prepay the loan in fall, provided that if the prepayment occurs on any day other than the last day of an interest period, the Borrower shall compensate the Bank on demand for any and all costs related to the prepayment (including costs of the early termination of the Bank’s funding arrangements) in accordance with the Bank’s normal practices.
11.2    In the event that the Bank shall incur any loss or expense as result of:

(a)	any conversion, repayment or prepayment of the principal amount of any fixed rate loan and/or a LIBOR loan on a date other than a scheduled interest payment date;

(b)	any loan not being made as a LIBOR loan or fixed rate loan in accordance with a notice of drawdown;

(c)	any loan not being continued as, or converted into, a LIBOR loan or fixed rate loan in accordance with a notice of drawdown;
then the Borrower shall compensate the Bank, forthwith upon written demand, for any losses incurred by the Bank for the early termination of its funding arrangements in accordance with the
Bank’s normal practices.

12    MISCELLANEOUS

12.1    NOTICES:    All notices and other communications to be given or delivered under or by reason of this Agreement shall, unless otherwise stated herein, be in writing, sent to the addresses set out hereunder and shall be deemed properly given (a) five days after delivery to the post office if sent by certified or registered mail, return receipt requested, postage prepaid, or (b) two days after delivery by sender to overnight courier service, or (c) if by facsimile transmission, the day following such transmission, or (d) if by personal delivery, the day of such delivery:

To the Bank:
The Bank of Nova Scotia
Global Wholesale Services
Loan Operations
720 King Street West, 2nd Floor
c/o 44 King Street West
Toronto, Ontario
Canada, M5H 1H1
Attention:    John Hall
Fax No.:    416-866-5991
With a copy to:
Scotiabank El Salvador S.A. Centro Financiero 25 Avenida Norte No. 1230 San Salvador, El Salvador
Attention: Rene Narvaez Fax No.: 2234-3498
To the Borrower:
PriceSmart El Salvador S .A. de C.V. Urbanizacion Madre Selva,
Calle Cortez Blanco y Ave. El Pepeto #86, Antiguo Cuscatlan. La Libertad El Salvador
Attention: Fabiola de Franco
With a copy to:
PriceSmart, Inc 9740 Scranton Road San Diego., CA 92121
Attention: Atul Patel Fax No: 858-404-8838

12.2    JUDGMENT CURRENCY:    The obligation of the Borrower hereunder to make
payments in the Currency shall not be discharged or satisfied by any tender by or recovery from the Borrower pursuant to any judgment expressed in or converted to any other currency except to the extent to which such tender or recovery shall result in the effective receipt by the Bank of the full amount of the Currency so payable hereunder. Accordingly, the obligation of the Borrower hereunder shall be enforceable as an alternative or additional cause of action for the purpose of the recovery in such other currency of the amount (if any) by which such effective receipt shall fall short of the full amount of the Currency so payable hereunder and shall not be affected by any judgment being obtained for any other sums due hereimder.

12.3
EVIDENCE OF INDEBTEDNESS:    The books and records of the Bank shall constitute, in the absence of manifest error conclusive evidence of advances made to the Borrower under the Facility, the repayment thereof, and the indebtedness of the Borrower to the Bank. A certificate signed by an officer of the Bank shall be conclusive evidence of any rates or amounts owing under this Agreement, absent manifest error.

12.4	SETOFF:

(a)
All payments required to be made by any Borrower hereunder shall be calculated without reference to any set-off or counterclaim and shall be made free and clear of and without any deduction for or on account of any set-off or counterclaim.

(b)
The Borrower hereby authorizes the Bank to apply any credit balance to which it is entitled on any account of any Borrower with the Bank or any of its affiliates (in the Country or otherwise) in satisfaction of any sum due and payable to the Bank hereunder; for this purpose, the Bank is authorized to purchase with the moneys standing to the credit of any such account such other currencies as may be necessary to effect such application.

12.5    WAIVER:    Any waiver by either party of a breach of any part of this Agreement caused by the other party will not operate as or be interpreted as a waiver of any other breach. The failure of a party to insist on strict adherence to any term of this Agreement on one or more occasions is not to be considered to be a waiver of any of their rights under this Agreement or to deprive that party of the right to insist upon strict adherence to that term or any other term in future. No waiver shall be of any effect unless it is in writing and authenticated by the waving party.

12.6
SEVERABILITY: The invalidity or unenforceability of any particular provision of this Agreement shall not affect any other provision herein and this Agreement shall be construed as if the invalid or unenforceable provision had been omitted.

12.7	ASSIGNMENT: The Borrower may not assign or transfer any of its rights, benefits or obligations under this Agreement without the prior written consent of the Bank.

12.8
EXPENSES:    The Borrower shall pay on demand all reasonable costs and out-of-pocket expenses of the Bank (including without limitation legal expenses) in respect of: (a) the preparation and registration (if applicable) of this Agreement and the Security Documents, (b) all enforcement actions under or in connection with this Agreement or the Security Documents (c) obtaining advice as to the enforceability of, or its rights and responsibilities in connection with, this Agreement or the Security Documents; and (d) appraisals, reports, or opinions obtained by the Bank from time to time in connection with this Agreement. All statements, reports, certificates, opinions, appraisals and other documents or information required to be furnished to the Bank by the Borrower under this Agreement shall be supplied without cost to the Bank.

12.9	GOVERNING LAW AND JURISDICTION:

(a)
This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the state of New York (not including such state’s conflict of laws provisions other than section 5-1401 of The New York General Obligations Laws). The parties hereto agree that any suit, action or proceeding seeking to enforce any provision or, or based on any matter arising out of or in connection with this Agreement shall be brought exclusively in the United States District Court for the Southern District of New York, and that any cause or action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York.

(b)	Each party hereby irrevocably waives all right to a trial by jury in any proceeding hereafter instituted by or against any party in respect of this Agreement.

(c)	The Borrower hereby irrevocably and unconditionally submit, for itself and its property, to the jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court for the Southern District of New York, and any relevant appellate court with respect to actions brought by or against them in any action or proceeding arising out of or relating to this Agreement for recognition or enforcement of any judgement, and further hereto irrevocably and unconditionally agree that all claims in respect of any such action or proceeding may be heard and determined in such courts. Borrower agree that a final judgement in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit or judgement or in any other manner provided by law.

(d)
Each of the Borrower hereby irrevocably and unconditionally waives, to the fullest extent they may legally and effectively do so, the right to the jurisdiction of any other courts pursuant to any applicable law (including by reason of domicile or otherwise), and any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (c) above. Each Borrower further irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such suit, action or proceeding in any such court. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

12.10
WAIVER OF IMMUNITY:    The Borrower is subject to civil and commercial law with respect to its obligations as contemplated under this Agreement. The Borrower confirms that it has no immunity, or irrevocably waives any immunity which it may have under any applicable law from the jurisdiction of any court in respect of obligations contemplated under this Agreement.

12.11
ENTIRE AGREEMENT: This Agreement, together with the other Loan Documents contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all oral statements and all prior agreements and other writings with respect thereto.

12.12
SEVERABILITY:    Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12.13
COUNTERPARTS: This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered (which deliveries may by facsimile or electronically by pdf file) by the parties.

REMAINDER OF PAGE LEFT INTENTIONALLY BLANK - SIGNATURE PAGES TO FOLLOW

If the above terms and conditions are acceptable to you, please sign and return a copy of this Agreement to us together with the Commitment Fee on or before September 26, 2014, failing which this offer shall lapse and the terms hereof shall be of no force or effect.
Yours truly,
The Bank of Nova Scotia
/s/: Philip Lloyd
Name: Philip Lloyd
Title: Director, International Banking
Accepted and agreed this    day of     , 2014.
PriceSmart El Salvador S.A. de C.V.

By /s/ Christopher Souhrada
Name: Christopher Sean Souhrada
Title Vice Presidente Senior de Operaciones

The undersigned in their capacity as guarantors of the Borrower’s obligations to the Bank hereby acknowledge and agree to the terms and conditions set forth above:
PriceSmart Inc.
By_____________________
Name:
Title:

PriceSmart Panama, S.A.
By____________________
Name:
Title:

PriceSmart Honduras S.A. de C.V.
By
Name:
Title:

SCHEDULE“A”
DEFINITIONS
In this Agreement the following terms shall have the following meanings:
“Base Rate” means the floating rate of interest used from time to time by the Bank in the Country as a reference rate for loans made in the Currency to customers in the Country.
“Borrower” means PriceSmart El Salvador S.A. de C.V.
“Business Day” means a day other than a Saturday or Sunday on which banks are generally open for business in the Country and in respect of advances denominated in United States Dollars shall a day that is also a day that banks are generally open for business and on which dealings in foreign currency and exchange between banks may be carried on in New York, New York, and in the London interbank market;
“Change in Law'” means (a) the introduction, enactment, adoption or phase-in of any law, rule, directive, guideline, decision or regulation (or any provision thereof) after the Effective Date; (b) any change in any law, rule, directive, guideline, decision or regulation (or any provision thereof) or in the interpretation or re-interpretation or application thereof by any Governmental Authority after the Effective Date; or (c) compliance by the Bank with any request, guideline, decision or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Effective Date.
“Currency” with respect to loan or an advance, means the currency in which that loan or advance was made available to the Borrower.
“Country” means the country where the branch of the Bank issuing this letter is located,
“Effective Date” means the date of this Agreement.
“Governmental Authority'” means the government of United States of America, Canada, El Salvador and any other nation, or of any political subdivision thereof, whether provincial, state, territorial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Interest Period” has the meaning given to it in the definition of LIBOR, below.
“LIBOR” (London InterBank Offer Rate), means, in relation to any period for which an interest rate is to be determined, the London interbank offered rate administered by the ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) (where such is available for the relevant currency and period) appearing at or about 11:00 hours a.m, London time on the relevant Reuters screen page(s) two business days before the first day of an interest period for a period equal to such interest period. The period between the day of each advance and the day of payment in full of the principal amount of each advance shall be divided into successive periods, each such period being an “Interest Period”. If the information service ceases to be available, the party claiming interest may specify another determination of the appropriate rate (acting reasonably after consultation with the other party);

“Loan Documents” means collectively, this Agreement, the Security Documents, any promissory notes executed by the Borrower in favour of the Bank and any other documents ancillary to, supplementary to or otherwise contemplated by this Agreement.
“Rate” has the meaning given to it in Section 3.1